Exhibit 10.1

LICENSE AND SUPPLY AGREEMENT

This License and Supply Agreement (this “Agreement”) is made as of the 29th day of March 2004 (the “Effective Date”) between ZOLL Medical Corporation, a Massachusetts corporation ( “ZOLL”), having a principal place of business at 269 Mill Road, Chelmsford, MA 01824 and Lifecor, Inc., a Pennsylvania corporation (“Lifecor”) having a principal place of business at 121 Freeport Road, Pittsburgh, PA 15238.

WHEREAS, on November 26, 2002 the parties entered into (a) a Marketing and Distribution Agreement (the “Distribution Agreement”) pursuant to which Lifecor appointed ZOLL as its exclusive distributor of certain of its products, (b) a Stock Purchase Agreement under which ZOLL purchased Lifecor common stock for a total price of $1,500,000 and agreed under certain conditions to purchase an additional $1,500,000 of Lifecor common stock, and (c) a Patent Cross-License Agreement under which Lifecor granted ZOLL and ZOLL granted Lifecor non-exclusive licenses to each Party’s patents (the “Patent Cross-License Agreement”);

WHEREAS, concurrently with the execution of this Agreement, the Parties are entering into a Master Agreement and an Asset Purchase Agreement under which ZOLL is, among other things, purchasing an option to acquire all of assets of Lifecor at future date for the consideration set forth therein (the “Master Agreement” and “Asset Purchase Agreement”); and

WHEREAS, the Parties desire to terminate the Distribution Agreement and enter into this Agreement under which Lifecor agrees to supply ZOLL with all of its requirements for Products and grant ZOLL an exclusive license to the Lifecor Intellectual Property (as defined below) in the Field of Use (as defined below) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings.

1.1.	“Availability Date” shall have the meaning set forth in Section 5.1 of this Agreement.

1.2.	“Confidential Information” shall have the meaning set forth in Section 13.1 of this Agreement.

1.3.	“ZOLL” shall have the meaning set forth in the preamble of this Agreement and shall include ZOLL’s wholly-owned subsidiaries.

1.4.	“Effective Date” shall have the meaning set forth in the preamble of this Agreement.

1.5.	“Equivalent Product” means any product, other than a Product, which (a) is substantially the same as any of the Products or (b) has substantially the same external appearance, base function and internal components of any of the Products or is functionally equivalent thereto.

1.6.	“Field of Use” shall mean all applications for inpatient use in hospitals, clinics or other similar short term health care facilities.

1.7.	“Intellectual Property Rights” shall mean trade secrets, patents, copyrights, trademarks, trade dress, know-how and similar rights of any type under the laws of any governmental authority, including without limitation, all applications and registrations relating to the foregoing.

1.8.	“Lifecor” shall have the meaning set forth in the preamble of this Agreement and shall include Lifecor’s wholly-owned subsidiaries.

1.9.	“Lifecor Intellectual Property” means any Intellectual Property Rights, inventions and discoveries and invention disclosures (whether or not patented), other than the CSI Software and CSI Patents (each as defined in Section 5.5 below), used in the design, development, manufacture, operation, maintenance and/or support of the Products. The Lifecor Intellectual Property includes, but is not limited to, the Intellectual Property Rights set forth in Schedule A attached hereto.

1.10.	“Marks” shall mean the trademarks listed on Schedule A-1 attached hereto.

1.11.	“Party” shall mean ZOLL or Lifecor, and “Parties” means both together.

1.12.	“Patent Cross-License Agreement” shall have the meaning set forth in the recitals of this Agreement.

1.13.	“Product” shall mean a product set forth in Schedule B hereto, any updated or revised versions of such product or any other product developed by Lifecor pursuant to Section 5.2 below, and all documentation provided by Lifecor with any of the foregoing.

1.14.	“Purchase Order” shall have the meaning set forth in Section 2.1 of this Agreement.

1.15.	“Regulatory Approval” shall mean filing for and receipt of all regulatory agency registrations and approvals required for the manufacture, marketing and sale of any Product for use in the Field of Use in the Territory.

1.16.	“sell”, “sale”, “buy”, “purchase” (and derivatives thereof) as used with regard to any Product shall include the sale, rental, lease (and derivatives thereof) of such Product.

1.17.	“Specifications” shall have the meaning set forth in Section 2.4 of this Agreement.

1.18.	“Sub-distributor” shall mean an entity which is appointed by ZOLL for the purposes of selling, marketing, distributing and performing related functions relating to any Product in all or any part of the Territory.

1.19.	“Term” shall have the meaning set forth in Section 9 of this Agreement.

1.20.	“Territory” shall mean the world.

2. SUPPLY OF PRODUCTS.

2.1.	Supply of Products; Purchase Orders. From time to time, ZOLL may request Lifecor to sell Products to ZOLL and Lifecor agrees to manufacture and sell such Products to ZOLL prior to March 29, 2009. Lifecor shall accept and fill all purchase orders submitted by ZOLL hereunder consistent with each forecast delivered pursuant to Section 2.7 (each a “Purchase Order”), which may be submitted in electronic format. Subject to the provisions of this Agreement, Lifecor shall allocate manufacturing capacity, components and parts for manufacture of the Products in sufficient quantity to meet the Purchase Orders. Lifecor acknowledges and agrees that the scheduled delivery date stated in a Purchase Order is a material term of this Agreement and that time is of the essence for all deliveries of Products. Lifecor shall use commercially reasonable efforts to deliver all Products on such scheduled delivery date. Without limiting ZOLL’s other rights and remedies, including, but not limited to, canceling the applicable Purchase Order without any penalty or payment to Lifecor, if Lifecor is unable to deliver the quantity of Products specified in a Purchase Order on the delivery date set forth therein, Lifecor shall notify ZOLL as soon as

Lifecor becomes aware of the delay, and shall state in such notice the date on which delivery can be made and, at its expense, take all commercially reasonable steps to expedite shipment of such Products.

2.2.	Manufacture of Products. Lifecor shall manufacture the Products using such production methods, raw materials, quality control systems and techniques (a) which comply with (i) a quality management system that meets the requirements specified by the International Organization for Standardization 9001:2000, and (ii) any and all rules, standards, regulations, conditions and guidelines set forth in any approvals obtained by Lifecor under Section 5.1(b) below and (b) as are necessary to meet its obligations under this Agreement. Lifecor will assure that the Products conform in all respects with the applicable Specifications (as defined below). Lifecor will maintain proper quality control procedures in its facilities and during manufacturing and shipping activities in connection with this Agreement. Lifecor will, in addition to any quality control requirements, monitor production and delivery schedules and keep ZOLL advised as to the compliance with such schedules. Upon request, Lifecor will confirm shipping schedules on all open Purchase Orders.

2.3.	Delivery. Lifecor shall ship the Products F.O.B. Lifecor’s factory and ensure that such Products are shipped on the applicable scheduled shipment date and in accordance with the instructions. Title and risk of loss will pass to ZOLL upon Lifecor’s delivery of the Product to the carrier.

2.4.	Non-Conforming or Defective Products. ZOLL will be entitled to inspect all Products delivered and reject any that contain any defect in design, materials or workmanship or that do not conform with any applicable Product standards, requirements and specifications (the “Specifications”). Neither the conduct of, nor failure to conduct, inspections shall in any way affect the application or interpretation of Section 8. If any Products fail to meet any of the warranties stated in Section 8, ZOLL will give Lifecor notice of the defective Products and Lifecor shall, at Lifecor’s option and expense: (a) replace such Products with new Products that comply with this Agreement and the applicable Specifications; or (b) issue ZOLL a refund or credit in the full amount of the price of the defective units of Products and all shipping and insurance charges associated therewith, provided that, in each case, ZOLL shall return the non-conforming Products to Lifecor at Lifecor’s expense. In addition, without limiting the foregoing, if ZOLL determines that any Products are defective and such Products are returned to Lifecor, Lifecor will provide ZOLL with a defect and failure analysis, a corrective action plan to prevent the recurrence of such defects and technical and other support as may be necessary to resolve such defects.

2.5.	No Sales to Others. Except as otherwise permitted in Section 2.1 above, Lifecor agrees that during the Term, Lifecor shall not, directly or indirectly, manufacture, market, sell or distribute any Product or Equivalent Product in the Territory and Field of Use.

2.6.	Transition Products. The preceding notwithstanding, the parties acknowledge that as of the Effective Date Lifecor does not manufacture a saleable version of the Product designed specifically for the Field of Use. The parties further acknowledge that as of the Effective Date Lifecor manufactures a saleable version of the Product designed for applications outside of the Field of Use (the “Out of Hospital Product”). Accordingly, the parties agree that prior to the actual date on which a saleable version of the Product designed specifically for the Field of Use is made available for ZOLL to sell to third parties, Lifecor will supply, and ZOLL shall accept, delivery of Out of Hospital Products in lieu of Products; provided that all of terms and conditions set forth in Sections 2, 3.1, 3.2, 7.2, 7.3, 7.4, 8, 10, 11 and 13 of this Agreement relating to Products shall be deemed to apply to any such Out of Hospital Products supplied to ZOLL.

2.7	Rolling Forecasts. ZOLL shall establish a rolling 12 month sales forecast prior to the target Availability Date and shall update that forecast quarterly. In addition, the first three (3) months of each forecast shall represent a binding purchase commitment by ZOLL.

3. LICENSES.

3.1.	Exclusive Nature of Rights. Subject to the terms and conditions of this Agreement, Lifecor agrees that ZOLL shall have the exclusive right to market, distribute and sell the Products in the Territory for use in the Field of Use during the Term of this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall be construed as limiting in any manner the marketing or distribution activities of Lifecor of Products outside of the Field of Use.

3.2.	Trademark License. Products distributed pursuant to this Agreement may be named and branded with one or more Marks. ZOLL acknowledges that Lifecor owns the Marks and all rights relating thereto, including without limitation any and all goodwill associated with the Marks. Lifecor grants ZOLL the non-exclusive right and license to use and display the Marks solely in connection with any marketing, distributing, promoting and/or selling of Products until March 29, 2009 (the “Trademark License Termination Date”). Lifecor shall be referenced as the owner of such Marks in any marketing materials. If Lifecor reasonably determines that ZOLL is using a Mark in a manner that is or may be detrimental to Lifecor’s interest, Lifecor may issue reasonable instructions to ZOLL concerning the manner in which ZOLL may continue to use the Mark. ZOLL shall use commercially reasonable efforts to comply with such instructions, but in no event will ZOLL be required to destroy or cease using any printed materials prepared prior to its receipt of such instructions. Use of any Mark by ZOLL under this Agreement shall inure to the sole benefit of Lifecor. ZOLL will not acquire any interest in any of these Marks by virtue of this Agreement, its activities under it, or any relationship it has with Lifecor, except the rights granted pursuant to this Section. ZOLL agrees not to file in any jurisdiction any trademark applications which include in whole or in part any Mark.

3.3.	Licenses to Lifecor Intellectual Property. Lifecor hereby grants ZOLL a fully-paid, royalty-free, transferable, perpetual, irrevocable, exclusive, worldwide right and/or license under any and all Lifecor Intellectual Property to (a) copy, distribute, display, perform and modify (including the right to create derivative works of) the Lifecor Intellectual Property and (b) to use the Lifecor Intellectual Property, including, without limitation, the right to make, have made, use, sell, have sold, offer to sell, rent, import or have imported, and/or lease the Products and any other products which practice or embody, or are configured for use in practicing, the Lifecor Intellectual Property or any inventions covered by the claims of any patents included in the Lifecor Intellectual Property, in each of the cases described in subsections (a) and (b) in connection with (i) manufacturing, selling, distributing, supporting, maintaining, marketing and promoting the Products in the Field of Use and/or (ii) improving, enhancing, updating, revising or otherwise modifying the Products (any resulting improvements, enhancements, updates, revisions or modifications, “ZOLL Modifications”). As between ZOLL and Lifecor, ZOLL shall own all right, title and interest in and to any and all ZOLL Modifications; provided that ZOLL agrees that it will exercise its rights in the ZOLL Modifications only for applications in the Field of Use. ZOLL may sublicense the rights granted to it under this Section 3.3. Notwithstanding any of the foregoing to the contrary, Lifecor may use the Lifecor Intellectual Property to manufacture and sell Products to ZOLL in accordance with Section 2 above.

3.4.	Delivery of Lifecor Intellectual Property; Access to Lifecor Employees.

(a)	Lifecor will deliver to ZOLL a full and complete copy, in hardcopy and/or electronic format, of all tangible embodiments of the applicable Lifecor Intellectual Property, including, without limitation, documents, drawings, specifications and programs (“Product Intellectual Property Materials”), within 30 business days after the Availability Date. Lifecor will deliver ZOLL updates to such Product Intellectual Property Materials on no less than a calendar quarterly basis to reflect changes in or additions to the Product Intellectual Property Materials.

(b)	Lifecor will, upon any reasonable prior written request from ZOLL, make its employees and consultants with adequate skills and knowledge regarding the Lifecor Intellectual Property available to ZOLL to participate in training and/or knowledge transfer meetings (“Knowledge Transfer Meetings”) regarding the design, development, manufacture, operation, support and/or maintenance of the Products; provided, that each such Knowledge Transfer Meeting is reasonable in scope and duration. In connection with the foregoing, Lifecor will (i) cooperate with and give reasonable assistance to ZOLL and (ii) use commercially reasonable efforts to cause such employees or consultants to cooperate with and give their reasonable assistance to ZOLL.

4. PRODUCTS. The Parties may add Products to Schedule B and/or may remove any product(s) therefrom by mutual written agreement.

5. LIFECOR’S RESPONSIBILITIES.

5.1.	Saleable Version of Product; Regulatory Approvals. Lifecor shall (a) develop and manufacture a saleable version of the Product designed specifically for the Field of Use, and (b) obtain all requisite U.S. Food and Drug Administration approvals necessary or advisable for the sale and commercialization of such specifically-designed Product except for approvals which are necessary or advisable solely as a result of a Product embodying pacing or easier download functionality. The date on which such saleable version shall be made available for ZOLL to sell to third parties shall be no later than June 30, 2004 (the “Availability Date”).

5.2.	Improved Versions of Product It is expected that Lifecor will, at its expense, continue to develop and incorporate improved and/or updated versions of the hardware and software components into the Product for non-Field of Use applications, which may potentially incorporate biphasic technology licensed from ZOLL subject to the Patent Cross-License Agreement until March 29, 2009. Lifecor will, at ZOLL’s expense, develop and/or incorporate improved versions of the software and/or hardware components into the Product for Field of Use applications as requested in writing by ZOLL on mutually agreed upon terms and conditions until March 29, 2009; provided, however, that to the extent that Lifecor incorporates any then existing improved and/or updated version of a software and/or hardware component into the Product for Field of Use applications, ZOLL will be obligated to only pay the incremental expense of incorporating such improved and/or updated version of the software and/or hardware component into the Product for Field of Use applications and not any expense incurred in the development of such existing software and/or hardware component; provided further that to the extent that Lifecor develops improved and/or updated versions of the hardware and/or software components at ZOLL’s request in accordance with this Section 5.2 (a “ZOLL Requested Development”, Lifecor will assign to ZOLL all right, title and interest in and to such ZOLL Requested Development, including, but not limited to, any Intellectual Property Rights embodied therein. For the avoidance of doubt, the parties agree that Lifecor will have no right to use any ZOLL Requested Development for any purpose.

5.3.	Consulting Services. Lifecor shall, upon any reasonable request from ZOLL, provide consulting services to ZOLL in connection with ZOLL’s efforts to improve, enhance, update, revise or otherwise modify the Products until March 29, 2009. Lifecor agrees that it shall provide trained personnel with adequate skills in the relevant subject matter for the purposes of such consulting services. ZOLL agrees to pay Lifecor for such services rendered at a rate equal to 1.5 times the applicable individual’s hourly rate. Each Lifecor employee or consultant providing consulting services to ZOLL will be required to sign ZOLL’s form of assignment of inventions and confidentiality agreement prior to performing any consulting services.

5.4.	Regulatory Approval Cooperation. Without limiting any of Section 5.1 above, Lifecor shall reasonably cooperate with and provide such explanatory or other assistance as ZOLL may reasonably request in connection with ZOLL’s efforts to obtain any regulatory and other approvals which are necessary or advisable for ZOLL or any of its sublicensees’ to manufacture, sell and/or commercialize the Products and/or ZOLL Modifications until March 29, 2009; provided that Lifecor shall not be required to generate additional data or conduct any tests in response to such requests.

5.5.	CSI License Cooperation. The parties acknowledge that under the terms and conditions of that Cross-License Agreement dated as of November 12, 2002 between Lifecor and Cardiac Science, Inc. (the “CSI License”), Lifecor does not have the right to grant ZOLL a sublicense to the CSI Patents or CSI Software (each as defined in the CSI License). Notwithstanding the foregoing, Section 2.1 of the CSI License permits Lifecor to outsource the making of the Licensed LC Products (as defined in the CSI License). Accordingly, Lifecor agrees to reasonably cooperate with any written request from ZOLL to outsource the manufacturing of Licensed LC Products to any ZOLL designated manufacturer on terms and conditions reasonably requested by ZOLL to the extent that such outsourcing will not, in Lifecor’s good faith determination, result in a breach of the CSI License. In addition, to the extent that ZOLL determines that under the terms of the CSI License it may only sell, offer for sale or have sold Products under the Marks, Lifecor will extend the Trademark License Termination Date to the date reasonably requested by ZOLL for it to comply with the CSI License.

5.6.	Service Obligations. Lifecor will, upon ZOLL’s written request, perform support and other services with respect to the Products, other than services related to Lifecor’s warranty obligations set forth in this Agreement, on mutually agreed upon terms and conditions until March 29, 2009; provided that the cost of such services will be no higher than Lifecor’s direct costs to perform such services, as determined by Lifecor in good faith, plus ten percent (10%) thereof.

6. TERMINATION OF DISTRIBUTION AGREEMENT. The parties acknowledge and agree that pursuant to and in accordance with Section 8.2(a) of the Distribution Agreement, the Distribution Agreement is hereby terminated and shall be of no further force or effect. The parties further agree that there are no outstanding payment obligations due and payable to Lifecor under the Distribution Agreement. The parties further agree that notwithstanding Sections 4.4 and 8.3(e) of the Distribution Agreement, ZOLL’s obligations set forth in Section 4.4 of the Distribution Agreement terminate as of the date hereof and will not survive the termination of the Distribution Agreement.

7. LICENSE FEE; OTHER PAYMENTS.

7.1.	License Fee. In consideration for, among other things, the licenses granted to ZOLL under Section 3.3, ZOLL agrees to pay Lifecor a fee in the amount of Five Million Dollars ($5,000,000) (comprised of (a) Five Hundred Thousand Dollars ($500,000) delivered on the Effective Date, (b)

Two Million One Hundred and Fifty Nine Thousand and Six Hundred and Thirty Two Dollars ($2,159,632) delivered on the date following approval by the Selling Stockholders (as defined in the Asset Purchase Agreement) in accordance with Section 1.8 of the Master Agreement, (c) Eight Hundred Forty Thousand and Three Hundred and Sixty Eight Dollars ($840,368) which has already been paid to Lifecor as advances prior to the Effective Date, (d) Seven Hundred and Fifty Thousand Dollars ($750,000) delivered by July 6, 2004 and (e) Seven Hundred and Fifty Thousand Dollars ($750,000) delivered by October 4, 2004 ($750,000)) plus the contribution by ZOLL of One Hundred and Fifty Nine Thousand and Ninety Two (159,092) shares of common stock of Lifecor currently owned by ZOLL.

7.2.	Payment to Lifecor of Standard Product Cost. Prior to the Availability Date, September 30, 2004 and end of each six month period after September 30, 2004, Lifecor shall notify ZOLL in writing of its good faith determination of its actual standard costs (without any profit component or factor) to manufacture each of the Products which shall be calculated in accordance with generally accepted cost accounting practices and in a manner consistent with Schedule C attached hereto (the “Standard Product Cost”). All Products sold to ZOLL by Lifecor during such quarter shall be at a price equal to the applicable Standard Product Cost for such Product plus ten percent (10%) thereof. Payment terms for any purchases of Products by ZOLL shall be net 30 days. Notwithstanding anything herein to the contrary, in no event will the Standard Product Cost exceed the lesser of (a) 100% of Lifecor’s direct costs (without any profit component or factor) to manufacture a Product for use outside of the Field of Use which costs shall (i) be calculated in accordance with generally accepted cost accounting practices and in a manner consistent with Schedule C attached hereto and (ii) exclude any costs to manufacture and/or incorporate electrodes into such Product or (b) Eight Thousand Dollars ($8,000).

7.3.	Records. Lifecor shall keep complete and accurate records in sufficient detail to allow the Standard Product Cost of each Product to be determined accurately. ZOLL shall have the right to appoint an independent certified public accountant reasonably acceptable to Lifecor to inspect the relevant records of Lifecor to verify any such Standard Product Cost. Lifecor shall make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon ten (10) days notice from ZOLL, to verify the accuracy of the applicable Standard Product Cost. ZOLL agrees to hold in confidence all information learned in the course of any audit or inspection, except to the extent necessary for ZOLL to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law. Such audit will be at ZOLL’s sole expense, unless a significant discrepancy is found to exist, in which case the reasonable cost of such audit will be borne by Lifecor. A significant discrepancy will be deemed to exist if actual Standard Product Cost as shown by such audit is more than two (2%) of the Standard Product Cost determined by Lifecor with respect to the audited period.

7.4.	Arbitration Panel. In the event of a dispute between the Parties over the calculation of the Standard Product Cost under this Agreement, the Parties shall submit their dispute to an arbitration panel. This arbitration panel will consist of one representative from each Party’s auditing firm, and a third, independent arbiter mutually agreed upon by each the Parties. Such independent arbiter shall be a representative of a “Big Four” accounting firm, except that such independent arbiter shall not be a representative of either Party’s auditing firm. Such independent arbiter shall chair this arbitration panel. If the Parties cannot mutually agree on such third arbiter, then the third arbiter shall be chosen by J.A.M.S./Endispute in accordance with Section 12.

8. WARRANTIES. Lifecor represents, warrants and covenants that: (i) all Products will be new and unused and free from defects in design, material and workmanship; (ii) all Products will be fit for the purposes for which they are intended and will be of merchantable quality; (iii) all Products will conform to and perform in accordance with the Specifications; (iv) Lifecor will provide good and marketable title to the Products, free and clear of any and all liens, claims, encumbrances and other restrictions; (v) Lifecor shall obtain, maintain and comply with any governmental approvals, consents, licenses, authorizations, declarations, filings and registrations as may be necessary for the sale and delivery of Products to ZOLL; (vi) the Products do not and will not infringe or conflict with any rights of any third party under any copyright, trade secret, patent or other intellectual property right; (vii) Lifecor has the right and authority to grant the licenses and rights granted under this Agreement; (viii) Lifecor’s employees shall not offer gifts (other than gifts of de minimis value), bribes, kickbacks, free travel or other cash or non-cash incentives to ZOLL’s employees and (ix) Lifecor exclusively owns all of the Lifecor Intellectual Property free and clear of any liens, security interests or other encumbrances.

9. TERM AND TERMINATION. This Agreement is effective from the Effective Date and shall remain in effect perpetually (the “Term”).

10. LIMITATION OF LIABILITY. EXCEPT TO THE EXTENT THAT LIABILITY ARISES FROM: (I) A PARTY’S INDEMNITY OBLIGATIONS SPECIFIED IN SECTION 11 BELOW OR (II) A BREACH BY EITHER PARTY OF ITS CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 13 BELOW, IN NO EVENT SHALL EITHER PARTY BE LIABLE HEREUNDER (WHETHER IN AN ACTION IN NEGLIGENCE, CONTRACT OR TORT OR BASED ON A WARRANTY OR OTHERWISE) FOR LOSS OF PROFITS, REVENUE, OR LOSS OR INACCURACY OF DATA, OR ANY OTHER INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES INCURRED BY ANY OTHER PARTY HERETO OR ANY THIRD PARTY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT TO THE EXTENT THAT LIABILITY ARISES FROM: (I) A PARTY’S INDEMNITY OBLIGATIONS SPECIFIED IN SECTION 11 BELOW OR (II) A BREACH BY EITHER PARTY OF ITS CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 13 BELOW, EACH PARTY’S LIABILITY FOR DAMAGES HEREUNDER, WHETHER IN AN ACTION IN NEGLIGENCE, CONTRACT OR TORT OR BASED ON A WARRANTY, SHALL IN NO EVENT EXCEED THE AGGREGATE AMOUNTS ACTUALLY PAID BY ZOLL TO LIFECOR UNDER THIS AGREEMENT.

11. INDEMNIFICATION.

11.1.	Indemnification by Lifecor. Lifecor will, at its expense, defend, indemnify and hold harmless ZOLL, any of its subcontractor(s), their respective successors and assigns, and the directors, officers, employees, agents, customers, affiliates, and distributors of each of them, from and against any and all claims, actions, liabilities, damages, losses, judgments, settlements, costs and expenses, including, without limitation, attorneys’ fees, (collectively, “Losses”) arising out of or in connection with (i) any claim arising out of or in connection with any breach of the representation, warranty and covenant set forth in Section 8(vi) and/or (ii) any claim, which if true, would constitute a breach of the warranties in Section 8, which directly or indirectly causes any bodily harm or death to any person (including any employees of Lifecor, ZOLL or any subcontractor(s)), or damage to any real or personal property, in either case incurred in connection with any Products manufactured by or on behalf of Lifecor excluding any Losses which are covered by ZOLL’s then existing product liability insurance policy. ZOLL shall give timely written notice of any such claim or proceeding to Lifecor; provided however that failure to give notice shall only affect the indemnification obligation to the extent of the actual prejudice caused thereby. Payments will be made by Lifecor within 20 days after demand. If Lifecor fails to defend such suit or proceeding promptly upon request by ZOLL, then ZOLL, at Lifecor’s expense, may assume full control over the defense or settlement of any such suit or proceeding and Lifecor will cooperate with all reasonable requests of ZOLL.

11.2.	Indemnification by ZOLL. ZOLL will, at its expense, defend, indemnify and hold harmless Lifecor from and against any and all Losses arising out of or in connection with damage to the Products after they have been accepted by ZOLL, but solely to the extent that the gross negligence of ZOLL, its subsidiaries, affiliates, officers, employees or agents in connection with the handling, storage and distribution of the Products directly caused such damage to the Products. Lifecor shall give timely written notice of any such claim or proceeding to ZOLL; provided however that failure to give notice shall only affect the indemnification obligation to the extent of the actual prejudice caused thereby.

11.3.	Infringement Claims. Without limiting any of the foregoing, if an infringement claim is made with respect to any of the Products, Lifecor will, at Lifecor’s option and Lifecor’s sole risk and expense; (i) procure for ZOLL the right to continue using and selling the infringing Products; (ii) replace such Products with a non-infringing Product which is substantially equivalent in functionality; or (iii) modify such Products so that it becomes non-infringing but is substantially equivalent in functionality. Any such replacement or modification shall comply with the requirements of this Agreement. ZOLL may return, at Lifecor’s sole risk and expense, any inventory of infringing Products, and Lifecor shall refund the full purchase price of such returned Products within thirty (30) days after receipt thereof. Lifecor shall give ZOLL immediate notice (and in any event within five (5) days) upon becoming aware of any infringement or potential infringement by any Product.

12. DISPUTE RESOLUTION.

12.1.	All disputes, claims, or controversies arising out of or relating to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby that are not resolved by mutual agreement shall be resolved by J.A.M.S./Endispute, Inc. before a single arbitrator in Boston, Massachusetts. Such arbitration shall be conducted in accordance with the rules and regulations promulgated by J.A.M.S./Endispute, Inc. unless specifically modified herein. In the event J.A.M.S./Endispute, Inc. is unavailable, the arbitration shall be conducted before an arbitrator that is mutually agreeable to the parties and, in such event, all references to J.A.M.S./Endispute herein shall apply to the arbitrator chosen by the parties. The arbitrator hearing any dispute under this Section 12 shall be selected within 20 business days of written notice of the intent to arbitrate a dispute.

12.2.	The parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally its costs, except as otherwise provided herein. Any party refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award. This Section 12 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm. The provisions of this Section 12 shall be enforceable in any court of competent jurisdiction.

12.3.	The parties shall bear their own attorneys’ fees, costs and expenses in connection with the arbitration; provided, however, that the prevailing party shall be entitled to, and the arbitrator shall award to the prevailing party, its attorneys fees, costs and expenses in the event such party completely prevails or prevails in all material respects in the arbitration.

12.4.	Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of J.A.M.S./Endispute, Inc. to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby and further consents to the jurisdiction of the courts of Massachusetts for the purposes of enforcing the arbitration provisions of Sections 121, 12.2 and 12.3 of this Agreement. Each party further irrevocably waives any objection to proceeding before J.A.M.S./Endispute, Inc. based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before J.A.M.S./Endispute, Inc. has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

13. CONFIDENTIAL INFORMATION.

13.1.	Confidential Information. “Confidential Information” means, subject to the exceptions set forth in Section 13.3 hereof, any information or data, regardless of whether it is in tangible form, of either Party (the “Disclosing Party”) that the Disclosing Party has either marked as confidential or proprietary, or has identified in writing as confidential or proprietary within 30 days of disclosure to the other Party (the “Receiving Party”) or which would be apparent to a reasonable person, familiar with Disclosing Party’s business and the industry in which each operates, to be of a confidential or proprietary nature the maintenance of which is important to the Disclosing Party; provided, however, that reports and information related to or regarding a Disclosing Party’s business plans, strategies, technology, billing records, or products shall be deemed Confidential Information of the Disclosing Party even if not so marked or identified.

13.2.	Use of Confidential Information. The Receiving Party acknowledges that it will have access to the Disclosing Party’s Confidential Information. The Receiving Party agrees that it will not (i) use any such Confidential Information in any way, for its own account or the account of any third Party, except for the exercise of its rights and performance of its obligations under this Agreement, or (ii) disclose any such Confidential Information to any Party, other than furnishing Confidential Information to its employees and consultants who are required to have access to the Confidential Information in connection with exercise of its rights and performance of its obligations under this Agreement; provided that such employees and consultants are bound by written agreements at least as protective of Confidential Information as this Section 13. The Receiving Party agrees that it will not allow any unauthorized person access to Confidential Information of the Disclosing Party, and that Receiving Party will take all action reasonably necessary to protect the confidentiality of such Confidential Information. In the event that the Receiving Party is required by law to make any disclosure of any Confidential Information of the Disclosing Party, by subpoena, judicial or administrative order or otherwise, the Receiving Party shall first give written notice of such requirement to the Disclosing Party, and shall permit the Disclosing Party to intervene in any relevant proceedings to protect its interests in the Confidential Information, and provide reasonable cooperation and assistance to the Disclosing Party in seeking to obtain such protection.

13.3.	Exceptions. Information will not be deemed Confidential Information hereunder if such information: (a) is known to the Receiving Party prior to receipt from the Disclosing Party directly or indirectly from a source other than one having an obligation of confidentiality to the Disclosing Party; (b) becomes known (independently of disclosure by the Disclosing Party) to the Receiving Party directly or indirectly from a source other than one having an obligation of confidentiality to the Disclosing Party; (c) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the Receiving Party; or (d) is independently developed by the Receiving Party.

14. GENERAL.

14.1.	Relationship of Parties. It is understood that neither party nor its agents, subsidiaries, affiliates and employees are in any way a legal representative or agent or employees of the other party for any purposes whatsoever and have no right or authority to assume or create, in writing, or otherwise, any legal obligation of any kind, expressed or implied, in the name of or on behalf of such other party.

14.2.	No Waiver. The failure of either Party to enforce at any time or for any period of time the provisions of this Agreement shall not be construed to be a waiver of such provisions or of the rights of such Party thereafter to enforce each and every such provision, nor shall such failure affect the validity of this Agreement.

14.3.	Entire Agreement. This Agreement, together with the Schedules, sets forth the entire Agreement between the parties and supersedes all prior and contemporaneous agreements and understandings between them with respect to the subject matter hereof. Any representations, terms, or conditions relating to or in connection with the same and not incorporated herein shall not be binding upon either Party. In the event of any discrepancy between the text of this Agreement and any Schedule attached hereto, the terms of this Agreement shall control and the rights and obligations of the parties shall be governed hereby.

14.4.	Amendment. This Agreement may be amended or supplemented only in writing signed by both parties. No terms set forth on any purchase order, invoice or similar document shall amend, supplant or supplement this Agreement.

14.5.	Assignment; Binding Effect. Neither Party may assign this Agreement in whole or in part without the prior written consent of the other Party, except that either party (the “Assigning Party”) may assign this Agreement without the written consent of other Party (the “Non-Assigning Party”) to a corporation or other business entity succeeding to substantially all the assets and business of such Assigning Party by merger or purchase; provided, however, that such corporation or other business entity shall expressly assume all of the Assigning Party’s obligations under this Agreement in a writing delivered to the Non-Assigning Party; provided, further, that Lifecor shall not sell all or substantially all of its assets and/or business or enter into any merger or consolidation with another entity without the prior written consent of ZOLL. Any attempted assignment, delegation or transfer by an Assigning Party in violation hereof shall be null and void. Subject to the foregoing, this Agreement shall be binding on the parties and their successors and assigns.

14.6.	Governing Law. ALL DISPUTES, CLAIMS OR CONTROVERSIES ARISING OUT OF THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT REGARD TO ITS RULES OF CONFLICT OF LAWS.

14.7.	Notices. All notices shall be sent to the Parties at the address indicated in the preamble. Either Party may designate another address as its address of record by delivering a written notice to the other Party stating such new address.

14.8.	Public Announcement. Neither Party will make any separate public announcement regarding this Agreement or any of the contents contained herein without the prior written consent of the other Party.

14.9.	Force Majeure. No Party hereto shall have any liability under this Agreement for such Party’s failure or delay in performing any of the obligations imposed by this Agreement to the extent such failure or delay is the result of any of the following events: (i) any fire, explosion, unusually severe weather, natural disaster or Act of God; (ii) any public health or safety emergency; any act of terrorism; and any action reasonably taken in response to any of the foregoing; (iii) any act of declared or undeclared war or of a public enemy, or any riot or insurrection; (iv) damage to machinery or equipment; (v) any strike, lockout or other labor dispute or action; (vi) any action taken in response to any of the foregoing events by any civil or military authority; (vii) restrictions placed on Lifecor or the Products by any regulatory agency, including the FDA; or (viii) any other event beyond such Party’s control.

14.10.	Headings. The headings of this Agreement are for convenience only and shall not affect the meaning of the terms of this Agreement

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

ZOLL MEDICAL CORPORATION

By:	/s/ Richard A. Packer
Name:	Richard A. Packer
Title:	CEO & President

LIFECOR, INC.

By:	/s/ Marshal W. Linder
Name:	Marshal W. Linder
Title:	President / COO